UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2018 (August 21, 2018)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01  Entry into Material Definitive Agreements.

On August 21, 2018, Vince, LLC ("Vince"), a wholly-owned subsidiary of Vince Holding Corp. (the "Company"), entered into a new Term Loan Credit facility and Revolving Credit Facility, as described below.  All outstanding amounts under Vince's prior senior secured term loan facility with Bank of America, N.A. ("BofA"), as administrative agent, JP Morgan Chase Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers, and senior secured revolving credit facility with BofA, as administrative agent, were repaid in full and those credit facilities were terminated.

Revolving Credit Facility

On August 21, 2018, Vince entered into a new $80 million senior secured revolving credit facility (the "Revolving Credit Facility") pursuant to a Credit Agreement (the "Revolving Facility Credit Agreement") by and among Vince, as the borrower, the guarantors named therein, Citizens Bank, N.A. ("Citizens"), as administrative agent and collateral agent, and the other lenders from time to time party thereto.  The Company and Vince Intermediate Holding, LLC are guarantors under the Revolving Credit Facility. The Revolving Credit Facility provides for a revolving line of credit of up to $80 million, subject to a loan cap, which is the lesser of (i) the Borrowing Base, as defined in the Revolving Facility Credit Agreement and (ii) the aggregate commitments, as well as a letter of credit sublimit of $25 million.  It also provides for an increase in aggregate commitments of up to $20 million.  The Revolving Credit Facility matures on the earlier of August 21, 2023 and the maturity date of the Term Loan Credit Facility (as defined below).

Interest is payable on the loans under the Revolving Credit Facility, at either the LIBOR or the Base Rate, in each case, with applicable margins subject to a pricing grid based on an average daily excess availability calculation. The “Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Citizens as its prime rate; (ii) the Federal Funds Rate for such day, plus 0.5%; and (iii) the LIBOR Rate for a one month interest period as determined on such day, plus 1.00%. During the continuance of a certain specified events of default, at the election of the agent,, interest will accrue at a rate of 2.0% in excess of the applicable non-default rate.

The Revolving Credit Facility contains a requirement that, at any point when “Excess Availability” is less than 10.0% of the loan cap and continuing until Excess Availability exceeds the greater of such amounts for 30 consecutive days, Vince must maintain during that time a consolidated Fixed Charge Coverage Ratio (as defined in such agreement) equal to or greater than 1.0 to 1.0.

The Revolving Credit Facility contains representations and warranties, other covenants and events of default that are customary for this type of financing, including limitations on the incurrence of additional indebtedness, liens, burdensome agreements, guarantees, investments, loans, asset sales, mergers, acquisitions, prepayment of other debt, the repurchase of capital stock, transactions with affiliates, and the ability to change the nature of its business or its fiscal year. The Revolving Credit Facility generally permits dividends in the absence of any event of default (including any event of default arising from a contemplated dividend), so long as (i) after giving pro forma effect to the contemplated dividend and for the following six months Excess Availability will be at least the greater of 20.0% of the aggregate lending commitments and $10 million and (ii) after giving pro forma effect to the contemplated dividend, the “Consolidated Fixed Charge Coverage Ratio” for the 12 months preceding such dividend will be greater than or equal to 1.0 to 1.0 (provided that the Consolidated Fixed Charge Coverage Ratio may be less than 1.0 to 1.0 if, after giving pro forma effect to the contemplated dividend, Excess Availability for the six fiscal months following the dividend is at least the greater of 25.0% of the aggregate lending commitments and $12.5 million).

All obligations under the Revolving Credit Facility are guaranteed by Vince Intermediate and the Company and any future material domestic restricted subsidiaries of Vince and secured by a lien on substantially all of the assets of the Company, Vince and Vince Intermediate and any future material domestic restricted subsidiaries.

The foregoing is only a summary of the material terms of the Revolving Credit Facility and does not purport to be complete, and is qualified in its entirety by reference to the Revolving Facility Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Term Loan Credit Facility

On August 21, 2018, Vince entered into a new $27.5 million senior secured term loan credit facility (the "Term Loan Credit Facility") pursuant to a Credit Agreement (the "Term Loan Credit Agreement") by and among Vince, as the borrower, the guarantors named therein, Crystal Financial LLC ("Crystal"), as administrative agent and collateral agent, and the other lenders from time to time party thereto.  The Company and Vince Intermediate Holding, LLC are guarantors under the Revolving Credit Facility.  The Term Loan Credit Facility matures on the earlier of August 21, 2023 and the maturity date of the Revolving Credit Facility.

The Term Loan Credit Facility is subject to quarterly amortization of principal equal to 2.5% of the original aggregate principal amount of the Term Loan Facility, with the balance payable at final maturity. Interest is payable on loans under the Term Loan Credit Facility at a rate equal to the 90-day LIBOR rate (subject to a 0% floor) plus applicable margins subject to a pricing grid based on an a minimum Consolidated EBITDA (as defined in the Term Loan Credit Agreement) calculation. During the continuance of certain specified events of default, interest will accrue on the overdue amount of any loan at a rate of 2.0% in excess of the rate otherwise applicable to such amount.

The Term Loan Credit Facility contains a requirement that Vince will maintain a “Consolidated Fixed Charge Coverage Ratio” as of the last day of any period of four fiscal quarters not to exceed 0.85:1.00 for the fiscal quarter ending November 3, 2018, 1.00:1.00 for the fiscal quarters ending February 2, 2019, 1.00:1.00 for the fiscal quarter ending February 2, 2019, 1.20:1.00 for the fiscal quarter ending May 4, 2019, 1.35:1.00 for the fiscal quarter ending August 3, 2019, 1.50:1.00 for the fiscal quarters ending November 2, 2019 and February 1, 2020 and 1.75:1.00 for the fiscal quarter ending May 2, 20120 and each fiscal quarter thereafter. In addition, the Term Loan Credit Facility contains customary representations and warranties, other covenants, and events of default, including but not limited to, limitations on the incurrence of additional indebtedness, liens, burdensome agreements, guarantees, investments, loans, asset sales, mergers, acquisitions, prepayment of other debt, the repurchase of capital stock, transactions with affiliates, and the ability to change the nature of its business or its fiscal year, and distributions and dividends. The Term Loan Credit Facility generally permits dividends to the extent that no default or event of default is continuing or would result from a contemplated dividend, so long as (i) after giving pro forma effect to the contemplated dividend and for the following six months Excess Availability will be at least the greater of 20.0% of the aggregate lending commitments and $10 million, (ii) after giving pro forma effect to the contemplated dividend, the “Consolidated Fixed Charge Coverage Ratio” for the 12 months preceding such dividend will be greater than or equal to 1.0 to 1.0 (provided that the Consolidated Fixed Charge Coverage Ratio may be less than 1.0 to 1.0 if, after giving pro forma effect to the contemplated dividend, Excess Availability for the six fiscal months following the dividend is at least the greater of 25.0% of the aggregate lending commitments and $12.5 million), and (iii) the pro forma Fixed Charge Coverage Ratio after giving effect to such contemplated dividend is no less than the minimum Consolidated Fixed Charge Coverage Ratio for such quarter.  In addition, the Term Loan Credit Facility is subject to a Borrowing Base (as defined in the Term Loan Credit Agreement) which can, under certain conditions result in the imposition of a reserve under the Revolving Credit Facility.

All obligations under the Term Loan Credit Facility are guaranteed by Vince Intermediate and the Company and any future material domestic restricted subsidiaries of Vince and secured by a lien on substantially all of the assets of the Company, Vince and Vince Intermediate and any future material domestic restricted subsidiaries.

The foregoing is only a summary of the material terms of the Term Loan Credit Facility and does not purport to be complete and is qualified in its entirety by reference to the Term Loan Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry into Material Definitive Agreements” is incorporated into this Item 2.03 by reference.

Item 8.01  Other Events.

On August 22, 2018, the Company issued a press release announcing the entry into the Revolving Credit Facility and Term Loan Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

Credit Agreement, dated as of August 21, 2018, by and among Vince, as the borrower, the guarantors named therein, Citizens Bank, N.A., as administrative agent and collateral agent, and the other lenders from time to time party thereto (Revolving Credit Facility).

10.2

Credit Agreement, dated as of August 21, 2018, by and among Vince, as the borrower, the guarantors named therein, Crystal Financial, LLC, as administrative agent and collateral agent, and the other lenders from time to time party thereto (Term Loan Credit Facility).

99.1	Press Release of the Company dated August 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: August 22, 2018	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer